Exhibit 10.34

SIXTH AMENDMENT
TO THE
WOLVERINE
EMPLOYEES’ PENSION PLAN

This is an Amendment, made this 12 day of December, 2018, by Wolverine World Wide, Inc. ("Employer").

W I T N E S S E T H :

WHEREAS, the Employer amended and restated the Wolverine Employees’ Pension Plan ("plan") on March 12, 2012, effective January 1, 2011; and has subsequently amended the plan by instruments dated September 1, 2012, December 28, 2012, December 23, 2014, December 22, 2016, and December 29, 2017; and

WHEREAS, the Employer plans to enter into a buy-out agreement with an insurance company licensed to do business in a state of the United States, ("Insurer"), in December, 2018, to annuitize certain benefits in pay status of $750.00 per month or less; and

WHEREAS, pursuant to the terms of the agreement, a non-participating group annuity certificate issued by the Insurer describing the irrevocable commitment to pay the annuitized benefit shall be provided to each affected annuitant; and

WHEREAS, the entire benefit rights of the affected individuals shall be guaranteed by the Insurer and enforceable against the Insurer at the sole choice of the individual; and

WHEREAS, in accordance with the agreement, the Insurer will assume the liability for the annuitized benefits effective January 1, 2019, and the annuitized individual shall no longer be a participant under the plan with rights under the plan and the plan shall have no further obligation to make any payment with respect to any benefit of the individual, including any survivor, beneficiary, or other person claiming any rights or benefits by or through the annuitized individual on or after the date the Insurer becomes responsible for the payment of benefits; and

WHEREAS, the plan shall not hold the annuity contract as an asset of the plan; and

WHEREAS, the annuity contract with the Insurer shall provide for the continued payment of the individual's benefit in the same form and under the same terms as in effect under the plan with respect to such benefit immediately before the purchase of the annuity contract, including any designation of beneficiary, contingent annuitant, or joint annuitant; and

WHEREAS, the plan currently includes a suspension provision for certain rehired participants and the Insurer cannot monitor employment status of an annuitized individual; and

WHEREAS, Section 11.1 empowers the Employer to amend the plan;

NOW, THEREFORE, the Employer amends Section 7.7(d) of the plan, effective immediately, as follows:

(d)    Annuity Contract Purchase.

(i)     General Authority. An annuity contract purchased and distributed by the plan shall comply with the requirements of this plan and shall be nontransferable. Notwithstanding the preceding sentence, if an annuity contract is purchased to provide for the continued payment of a benefit that had been payable from this plan prior to the purchase of the annuity contract, the suspension provisions applicable to retirement benefits in pay status specified in Section 7.9 below shall not apply.

(ii)    2018 Annuity Purchase. Notwithstanding any other provision of this plan to the contrary, an annuity contract shall be purchased on December 18, 2018 (or as soon as feasible thereafter) to provide for the continued payment of the annuitized individual’s benefit by the Insurer in accordance with the terms of the contract. An annuitized individual for this purpose is a Participant, Beneficiary (including an alternate payee who was awarded an independent benefit under a QDRO), or any other Person who is receiving a monthly benefit of $750 or less and who satisfies the following conditions:

(A)    Participant/Beneficiary. The monthly benefit payable to the Participant, Beneficiary, or alternate payee under a separate interest QDRO, began on or before September 1, 2018;

(B)    Other Recipient. If the recipient is not a Participant, Beneficiary, or alternate payee under a separate interest QDRO, the Person's benefit derives from the benefit of a Participant or alternate payee described under (A) above;

(C)    Not Disability Benefit. The monthly benefit that is being paid to the recipient on September 1, 2018, is not a Disability Benefit;

(D)    Amount. If the recipient is receiving more than one monthly benefit from this plan and any other defined benefit plan maintained by the Employer or a Related Employer, the amount of each monthly benefit payable on September 1, 2018, is not greater than $750; and

(E)    Information. The Administrator has all of the information necessary to determine the recipient meets the above criteria as of September 1, 2018, and all benefit and payment information applicable to the recipient is deemed complete and valid by the Insurer at the time the Insurer becomes responsible for the payment of benefits.

Except as herein amended, the Employer ratifies the plan and trust.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by a proper officer the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By	/s/ David A. Latchana

Its	Associate General Counsel and Assistant Secretary